PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Filed by the Registrant /X/
     Filed by a Party other than the Registrant / /
     Check the appropriate box:
     / / Preliminary Proxy Statement
     /X/ Definitive Proxy Statement
     / / Definitive Additional Materials
     / / Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                                PENNZOIL COMPANY
                (Name of Registrant as Specified in Its Charter)

                                PENNZOIL COMPANY
                   (Name of Person(s) Filing Proxy Statement)
Payment of Filing Fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

     (4) Proposed maximum aggregate value of transaction:

    * Set forth the amount on which the filing fee is calculated and state how it was determined.

     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

                                                                {LOGO}




                                                        NOTICE OF ANNUAL MEETING
                                                                    MAY 19, 1994
                                                             AND PROXY STATEMENT

TABLE OF CONTENTS

Letter to the Shareholders.................................................................    1
Notice of Annual Meeting...................................................................    2
Proxy Statement............................................................................    3
            I  Election of Directors.......................................................    4
               Nominees....................................................................    4
               Directors with Terms Expiring in 1995 and 1996..............................    5
               Retiring Directors..........................................................    6
               Board Organization and Meetings.............................................    6
               Director Remuneration.......................................................    7
               Security Ownership of Directors and Officers................................    7
               Compliance with Section 16(a) of the Exchange Act...........................    7
               Executive Compensation......................................................    8
               Compensation Committee Interlocks and Insider Participation.................   11
               Report of Compensation Committee on Executive Compensation..................   11
               Performance Graphs..........................................................   15
               Certain Transactions Concerning Continuing Directors........................   16
               Certain Transactions Concerning Retiring Directors..........................   16
           II  Approval of Appointment of Independent Public Accountants...................   16
          III  Other Business..............................................................   16
          Additional Information...........................................................   17
               Security Ownership of Certain Shareholders..................................   17
               Shareholder Proposals for 1995 Meeting......................................   18

{LOGO}


PENNZOIL PLACE - P.O. BOX 2967
HOUSTON, TEXAS 77252-2967
(713) 546-4000

DEAR SHAREHOLDER:                                                 April 12, 1994

     You are cordially invited to attend the annual meeting of shareholders to be held at the Alley Theatre, 615 Texas Avenue, Houston, Texas, on May 19, 1994 at 10:00 a.m. For those of you who cannot be present at this 105th annual meeting, we urge that you participate by indicating your choices on the enclosed proxy and completing and returning it at your earliest convenience.

     This booklet includes the notice of the meeting and the proxy statement, which contains information about the Board and its committees and personal information about each of the nominees for the Board. Other matters on which action is expected to be taken during the meeting are also described.

     It is important that your shares are represented at the meeting, whether or not you are able to attend personally. Accordingly, you are requested to sign, date and mail promptly the enclosed proxy in the envelope provided.

     On behalf of the Board of Directors, thank you for your cooperation and continued support.


        /s/ JAMES L. PATE                     /s/ J. HUGH LIEDTKE
            James L. Pate                         J. Hugh Liedtke
            President and Chief                   Chairman of the Board
            Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 19, 1994

TO THE SHAREHOLDERS OF
PENNZOIL COMPANY:

     The annual meeting of shareholders of Pennzoil Company will be held at the Alley Theatre, 615 Texas Avenue, Houston, Texas, on Thursday, May 19, 1994 at 10:00 a.m., Houston time, for the following purposes:

     1.  To elect three directors.

     2. To approve the appointment of Arthur Andersen & Co. as independent public accountants for 1994.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 31, 1994 as the record date for determining shareholders entitled to notice of and to vote at the meeting.

     You are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, however, you are requested to mark, sign, date and return the accompanying proxy as soon as possible.

                                        By Order of the Board of Directors

                                                  Linda F. Condit
                                                  Corporate Secretary
April 12, 1994
Pennzoil Place, P.O. Box 2967
Houston, Texas 77252-2967

           (LOGO)


PENNZOIL PLACE - P.O. BOX 2967
HOUSTON, TEXAS 77252-2967
(713) 546-4000

PROXY STATEMENT

     This Proxy Statement and the accompanying proxy card are being mailed to shareholders beginning on or about April 12, 1994. They are furnished in connection with the solicitation by the Board of Directors of Pennzoil Company (the "Company") of proxies from the holders of the Company's common stock ("Common Stock") for use at the annual meeting of shareholders to be held at the time and place and for the purposes set forth in the accompanying notice. In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone, telegram or personal interview by regular employees of the Company. The Company has retained D. F. King & Co., Inc. to solicit proxies at a fee estimated not to exceed $10,000 plus reasonable expenses. The Company will pay all costs of soliciting proxies. The Company will also reimburse brokers or other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock.

     All duly executed proxies received prior to the meeting will be voted in accordance with the choices specified thereon. As to any matter for which no choice has been specified in a duly executed proxy, the shares represented thereby will be voted FOR the election as directors of the nominees listed herein, FOR approval of Arthur Andersen & Co. as the Company's independent public accountants and in the discretion of the persons named in the proxy in connection with any other business that may properly come before the meeting. A shareholder giving a proxy may revoke it at any time before it is voted at the meeting by filing with the Corporate Secretary an instrument revoking it, by delivering a duly executed proxy bearing a later date or by appearing at the meeting and voting in person.

     As of March 31, 1994, the record date for determining shareholders entitled to vote at the meeting, the Company had outstanding and entitled to vote 45,964,031 shares of Common Stock. Each share entitles the holder to one vote on each matter submitted to a vote of shareholders and to cumulative voting in the election of directors. The requirement for a quorum at the meeting is the presence in person or by proxy of holders of a majority of the outstanding shares of Common Stock. In cumulative voting for directors, each shareholder is entitled to a number of votes equal to the number of shares held multiplied by the number of directors to be elected; the shareholder may cast all such votes for a single director or may cast them for any or all of the nominees in any manner the shareholder chooses. Information regarding the vote required for approval of particular matters is set forth in the discussion of those matters appearing elsewhere in this Proxy Statement.

     The Annual Report to Shareholders, including financial statements, for the year ended December 31, 1993 has been mailed to all shareholders. The Annual Report is not a part of the proxy solicitation material.

I  ELECTION OF DIRECTORS

     Three directors are to be elected. The names of Messrs. Howard H. Baker, Jr., Harry H. Cullen and James L. Pate will be placed in nomination, and the persons named in the proxy will vote in favor of such nominees unless authority to vote in the election of directors is withheld. Each nominee is currently a director of the Company. The term of office for the directors to be elected will be a term expiring on the date of the annual meeting in 1997 (or until their respective successors are duly elected and qualified).

     The persons named in the proxy may act with discretionary authority in the event of cumulative voting or if any nominee should become unavailable for election, although management is not presently aware of any circumstances likely to render any nominee unavailable or likely to result in the exercise of discretionary authority with respect to cumulative voting. There are no conditions precedent to the exercise of cumulative voting. The proxies being solicited by the Board of Directors do not provide a means whereby express cumulative voting instructions can be given on the proxy. Accordingly, in order to vote cumulatively (other than through discretionary authority given pursuant to management's proxy), a shareholder would need to vote by ballot at the meeting. In accordance with the Company's by-laws, the three directors will be elected by a plurality of the votes cast.

     NOMINEES -- The following summaries set forth information concerning the three nominees for election as directors at the meeting, including each nominee's age, position with the Company, if any, and business experience during the past five years.


                                          Name, age and business experience
                                          ---------------------------------
{PHOTO}                 HOWARD H. BAKER, JR. has been a partner with the law firm of Baker,
                        Worthington, Crossley, Stansberry & Woolf since 1988. From 1987 to
                        1988, he was Chief of Staff to the President of the United States. Mr.
                        Baker also served three terms as a member of the United States Senate and was Senate Majority Leader from 1981 to 1985 and Minority Leader from 1977 to 1981. He has served as a director of the Company since
                        1991. Mr. Baker is also a director of Federal Express Corporation,
                        United Technologies Corporation and WMX Technologies, Inc. He is 68
                        years of age and lives in Huntsville, Tennessee.

{PHOTO}                 HARRY H. CULLEN has been engaged for more than the past five years in oil and gas exploration and production. He has served as a director of the Company since 1992 and is a member of the Compensation and
                        Executive Committees of the Board. Mr. Cullen is also a director of
                        Cullen Center Bank & Trust. He is 58 years of age and lives in
                        Houston.

{PHOTO}                 JAMES L. PATE has been President and Chief Executive Officer of the
                        Company since March 1990. He served as Chief Operating Officer of the
                        Company from February 1990 to March 1990, Executive Vice President of
                        the Company from July 1989 to March 1990 and Senior Vice President --
                        Finance and Treasurer of the Company prior thereto. Mr. Pate has served as a director of the Company since 1989, is Chairman of the
                        Finance Committee of the Board and is a member of the Executive
                        Committee of the Board. He is 58 years of age and lives in Houston.

     DIRECTORS WITH TERMS EXPIRING IN 1995 AND 1996 -- The following summaries set forth information concerning the seven directors of the Company whose present terms of office will continue until 1995 or 1996, including each director's age, position with the Company, if any, and business experience during the past five years.

                                          Name, age and business experience
                                          ---------------------------------
{PHOTO}                 W. J. BOVAIRD has been President and Chief Executive Officer of The
                        Bovaird Supply Company, a distributor of oil and gas well supplies, for more than the past five years. Mr. Bovaird has served as a director of the Company since 1972 and is a member of the Finance
                        Committee of the Board. He is 69 years of age and lives in Tulsa,
                        Oklahoma. Mr. Bovaird's current term as a director of the Company expires in 1995.

{PHOTO}                 W. L. LYONS BROWN, JR. has served as Chairman of the Board of
                        Brown-Forman Corporation, a major diversified producer and marketer of fine quality consumer products, for more than the past five years. He was also Chief Executive Officer of Brown-Forman Corporation from 1975 until 1993. He has served as a director of the Company since 1991 and is a member of the Audit Committee of the Board. He is 57 years of age and lives in Prospect, Kentucky. Mr. Brown's current term as a director of the Company expires in 1995.

{PHOTO}                 ERNEST H. COCKRELL has been engaged for more than the past five years in oil and gas exploration and production. He has served as a director of the Company since 1978 and is Chairman of the Compensation
                        Committee and a member of the Audit and Executive Committees of the
                        Board. Mr. Cockrell is also a director of Southwest Bank of Texas. He is 48 years of age and lives in Houston. Mr. Cockrell's current term as a director of the Company expires in 1995.

{PHOTO}                 ALFONSO FANJUL has been Chairman of the Board and Chief Executive
                        Officer of Flo-Sun Incorporated (sugar and real estate) for more than the past five years. He is also Chairman of the Board and Chief
                        Executive Officer of Okeelanta Corporation (sugar) and President and
                        Chief Executive Officer of Central Romana Corporation, Ltd. (sugar, real estate and cattle). Mr. Fanjul has served as a director of the
                        Company since 1984 and is a member of the Compensation Committee of the Board. Mr. Fanjul is also a director and Chairman of the Executive
                        Committee of FAIC Securities, Inc and a director of FPL Group, Inc. He is 56 years of age and lives in Palm Beach, Florida. Mr. Fanjul's current term as a director of the Company expires in 1996.

                                          Name, age and business experience
                                          ---------------------------------
{PHOTO}                 BERDON LAWRENCE has been President of Hollywood Marine, Inc., a Gulf
                        Coast operator of tank barges and tow boats handling petrochemical and petroleum products, for more than the past five years. Mr. Lawrence has served as a director of the Company since 1990 and is a member of the Executive Committee of the Board. He is 51 years of age and lives in Houston. Mr. Lawrence's current term as a director of the Company expires in 1996.

{PHOTO}                 BRENT SCOWCROFT is a consultant on national and international security affairs. From 1989 to 1993, he was Assistant to the President of the
                        United States for National Security Affairs. He has served as a director of the Company since 1993. Mr. Scowcroft is also a director of Northrup Corporation and a member of the board of trustees of the
                        Rand Corporation. He is 69 years of age and lives in Bethesda,
                        Maryland. Mr. Scowcroft's current term as a director of the Company expires in 1996.

{PHOTO}                 CYRIL WAGNER, JR. has been a partner in Wagner & Brown, a firm involved in oil and gas exploration and production, for more than the past five years. He has served as a director of the Company since 1992 and is Chairman of the Audit Committee of the Board. Mr. Wagner is
                        also a director of Texas Commerce Bancshares, Inc. He is 60 years of age and lives in Midland, Texas. Mr. Wagner's current term as a director of the Company expires in 1996.

     RETIRING DIRECTORS -- Messrs. Douglas J. Bourne, Allen H. Carruth, C. W. Flint, Jr., Baine P. Kerr and J. Hugh Liedtke will retire as directors of the Company effective as of the annual meeting of shareholders on May 19, 1994.

     BOARD ORGANIZATION AND MEETINGS -- The members of the Audit Committee and the Compensation Committee of the Board of Directors indicated in the above summaries are not employees of the Company. The Audit Committee of the Board recommends the appointment of independent public accountants to conduct audits of the Company's financial statements, reviews with the independent accountants the plan and results of the auditing engagement, approves other professional services provided by the independent accountants and evaluates the independence of the accountants. The Audit Committee also reviews the scope and results of the Company's procedures for internal auditing and the adequacy of the Company's system of internal accounting controls. The Compensation Committee approves, or in some cases recommends to the Board, remuneration arrangements and compensation plans involving the Company's directors, executive officers and certain other employees whose compensation exceeds specified levels. The Compensation Committee also acts on the granting of stock options and the granting of conditional stock units under the Company's stock option plans and conditional stock award programs. The Board does not have a standing nominating committee or other committee performing a similar function.

     During 1993, the Board of Directors held 7 meetings. During 1993, the Audit Committee met 2 times and the Compensation Committee met 4 times. During 1993, all members of the Board attended at least 75% of the total of all Board meetings and applicable committee meetings.

     DIRECTOR REMUNERATION -- Each director, other than a regularly employed officer of the Company, receives a director's fee of $20,000 per annum and a committee fee of $2,000 per committee per annum for service on the Audit, Executive, Finance and Compensation Committees. Each such director also receives an additional fee of $1,000 for each Board, Executive Committee or other committee meeting attended. All directors are reimbursed for their travel and other expenses involved in attendance at Board and committee meetings. In addition, Mr. Scowcroft received $100,000 in remuneration for services as a director consulting on special international projects.

     SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS -- The following tabulation sets forth the shares of Common Stock of the Company beneficially owned directly or indirectly as of March 1, 1994 (i) by the Company's nominees for director, continuing directors, retiring directors, chief executive officer and four other most highly compensated executive officers and (ii) by all the foregoing and other current executive officers as a group.

                                                   AMOUNT AND NATURE OF
                                                  BENEFICIAL OWNERSHIP(1)
                                                  ----------------------         PERCENTAGE
                       NAME                       DIRECT          OTHER           OF CLASS
                       ----                       -------         ------         ----------
    David P. Alderson, II......................    22,401             --             *
    Howard H. Baker, Jr........................     1,000             --             *
    Douglas J. Bourne..........................     7,342             --             *
    W. J. Bovaird..............................     6,535             --             *
    W. L. Lyons Brown, Jr......................     2,500          1,821             *
    Allen H. Carruth...........................     2,500          1,500             *
    Ernest H. Cockrell.........................   151,515         10,000             *
    Harry H. Cullen............................    14,115          3,500             *
    Alfonso Fanjul.............................       200         30,300             *
    C. W. Flint, Jr............................     1,748         15,000             *
    Thomas M. Hamilton.........................    13,822             --             *
    Baine P. Kerr..............................   130,508             --             *
    Berdon Lawrence............................     5,000             --             *
    J. Hugh Liedtke............................   151,316             --             *
    Mark A. Malinski...........................    20,725             --             *
    James L. Pate..............................    84,812             --             *
    Brent Scowcroft............................       500             --             *
    James W. Shaddix...........................    28,634             --             *
    Cyril Wagner, Jr...........................    13,900             --             *
    All the above and other current executive
      officers as a group (25 persons).........   759,078         62,121            1.8%

- ------------

(1) Pursuant to regulations of the Securities and Exchange Commission (the "SEC"), securities must be listed as beneficially owned by a person who directly or indirectly holds or shares the power to vote or dispose of the securities, whether or not the person has any economic interest in the securities. In addition, a person is deemed a beneficial owner if he has the right to acquire beneficial ownership within 60 days, including upon exercise of a stock option or conversion of a convertible security. Shares of Common Stock listed under the "Direct" column include those owned by the individuals and members of their immediate families (or held by any of them in family trusts). Securities owned by certain family members are included in the foregoing table even in certain instances where the possession or sharing of voting or dispositive power is not acknowledged. The "Direct" column also includes shares subject to stock options exercisable within 60 days (19,973 for Mr. Alderson, 11,333 for Dr. Hamilton, 18,223 for Mr. Malinski, 66,550 for Mr. Pate, 21,996 for Mr. Shaddix and 218,407 for all the above and other current executive officers as a group). Shares shown under the "Other" column include ownership through corporations or subsidiaries of corporations in which the named individuals are officers or directors, partnerships in which the named individuals are partners or charitable foundations in which the named individuals are officers, directors or trustees.

  * Less than 1%.

     COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT -- Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock. Based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that all its directors and officers during 1993 complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act, except that Mr. Fanjul, a director of the Company, did not timely file a Form 4 (which was subsequently filed) for an acquisition of 300 shares of Common Stock by a corporation of which he is a controlling shareholder.

     EXECUTIVE COMPENSATION -- Set forth below is information regarding the compensation of the Company's Chief Executive Officer (the "CEO") and the other four most highly compensated executive officers of the Company (together with the CEO, the "named officers").

     Summary Compensation Table. The summary compensation table set forth below contains information regarding the compensation of each of the named officers for services rendered in all capacities during 1991, 1992 and 1993.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                                                             COMPENSATION
                                                                         ---------------------
                                           ANNUAL COMPENSATION                  AWARDS
                                     --------------------------------    ---------------------
                                                                                    SECURITIES
                                                              OTHER                 UNDERLYING     ALL
                                                              ANNUAL    RESTRICTED   OPTIONS/     OTHER
          NAME AND                                           COMPEN-      STOCK        SARS      COMPENSA-
     PRINCIPAL POSITION       YEAR    SALARY      BONUS    SATION(1)(2)  AWARDS(3)  (SHARES)(4)  TION(1)(5)
     ------------------       ----   --------    --------  ------------  ---------  -----------  ----------
James L. Pate                 1993   $592,500    $385,000    $     --    $200,000      55,000     $69,700
  President and Chief         1992    552,900     267,500          --     218,700      36,000      72,000
  Executive Officer           1991    500,000     150,000          --     221,100      44,000          --
David P. Alderson, II         1993   $217,300    $125,000    $     --    $ 55,000       9,630     $24,500
  Group Vice President --     1992    203,300      95,000          --      56,400      10,120      22,300
  Finance and Treasurer       1991    183,500      37,100          --      59,400      11,500          --
Thomas M. Hamilton            1993   $332,700    $125,000    $     --    $ 75,000      14,670     $28,900
  Group Vice President --     1992    327,100     110,000          --     101,500      15,000       1,700
  Oil and Gas(6)              1991      4,800          --          --          --       9,500          --
Mark A. Malinski              1993   $217,500    $115,000    $     --    $ 55,000       9,630     $23,700
  Group Vice President --     1992    204,600      98,000          --      56,400      10,120      22,100
  Accounting and Controller   1991    181,200      37,000          --      59,400      11,500          --
James W. Shaddix              1993   $223,500    $115,000    $     --    $ 55,000       9,850     $25,200
  General Counsel             1992    219,200     100,000          --      56,400      10,790      24,600
                              1991    197,100      40,000          --      59,400      11,500          --

- ---------------

(1) In accordance with transitional provisions under the SEC's compensation disclosure regulations, amounts of Other Annual Compensation and All Other Compensation are not presented for 1991.

(2) Excludes perquisites and other benefits because the aggregate amounts thereof do not exceed the lesser of $50,000 or 10% of the total of annual salary and bonus reported for any named officer.

(3) Amounts shown under Restricted Stock Awards are the aggregate market value on January 1 of the year indicated of shares of Common Stock underlying common stock units awarded on such date under the Company's Conditional Stock Award Programs. Each common stock unit awarded is to be distributed in the form of a share of Common Stock at the end of a five-year period, provided certain conditions as to continued employment are met. In the interim, participants receive dividend equivalents on their common stock units as though they were shares of Common Stock. The aggregate common stock units held at the end of 1993 and their values were 14,230 units, $759,500 for Mr. Pate; 4,000 units, $213,500 for Mr. Alderson; 3,300 units, $176,100 for Dr. Hamilton; 4,000 units, $213,500 for Mr. Malinski; and 4,000 units, $213,500 for Mr. Shaddix. Such values are calculated by multiplying the closing market price of the Common Stock on December 31, 1993 ($53.375) by the number of common stock units held at such date.

(4) All options were granted in tandem with stock appreciation rights, but there is currently in effect a moratorium on the exercise of any such stock appreciation rights.

(5) Amounts shown under All Other Compensation include (i) amounts contributed or accrued for 1993 under the Company's Savings and Investment Plan and related supplemental agreements ($64,200 for Mr. Pate, $24,100 for Mr. Alderson, $27,600 for Dr. Hamilton, $23,400 for Mr. Malinski and $24,500 for Mr. Shaddix) and (ii) amounts paid by the Company in 1993 for certain premiums on term life insurance ($5,500 for Mr. Pate, $400 for Mr. Alderson, $1,300 for Dr. Hamilton, $300 for Mr. Malinski and $700 for Mr. Shaddix).

(6) Dr. Hamilton became Group Vice President -- Oil and Gas of the Company in December 1991.

     Option/SAR Grants. Shown below is further information on grants of stock options during 1993 to the named officers, which are reflected in the Summary Compensation Table on page 8.

                           OPTION/SAR GRANTS IN 1993

                                                    INDIVIDUAL GRANTS
                                 -----------------------------------------------------
                                   NUMBER OF
                                   SECURITIES      PERCENT
                                   UNDERLYING      OF TOTAL
                                  OPTIONS/SARS   OPTIONS/SARS
                                    GRANTED       GRANTED TO    EXERCISE
                                      IN          EMPLOYEES      PRICE                     GRANT
                                     1993            IN           (PER      EXPIRATION      DATE
        NAME                      (SHARES)(1)       1993        SHARE)(2)      DATE        VALUE(3)
        ----                      -----------    ------------   ---------   ----------     --------
James L. Pate.....................  55,000         12.6%          $55.25     12/9/2003     $520,800
David P. Alderson, II.............   9,630          2.2%          $55.25     12/9/2003     $ 91,200
Thomas M. Hamilton................  14,670          3.4%          $55.25     12/9/2003     $138,900
Mark A. Malinski..................   9,630          2.2%          $55.25     12/9/2003     $ 91,200
James W. Shaddix..................   9,850          2.3%          $55.25     12/9/2003     $ 93,300

- --------------
(1) All the above options were granted on December 9, 1993 and become exercisable in 33 1/3% increments on each of the first, second and third anniversaries of the date of grant. Such options were granted in tandem with stock appreciation rights, but there is currently in effect a moratorium on the exercise of any such stock appreciation rights. All the above options were granted pursuant to the Company's 1992 Stock Option Plan.

(2) The option exercise price is 100% of the average of the high and low trading prices of the Common Stock on the New York Stock Exchange on the date of grant (December 9, 1993) and may be paid in cash or previously owned shares of Common Stock.

(3) Based on the Black-Scholes option pricing model adapted for use in valuing executive stock options. The actual value, if any, that may be realized will depend on the excess of the underlying stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized will be at or near the value estimated by the Black-Scholes model. The estimated values under the model are based on the following assumptions: expected volatility based on a 3-year historical volatility of month-end Common Stock prices (22.7%), a risk-free rate of return based on a 10-year zero-coupon U.S. Treasury rate at the time of grant (6.1%), an average of dividend yields on Common Stock for prior 3 years (5.1%), an option exercise period of 10 years (with the exercise occurring at the end of such period) and an adjustment for the risk of forfeiture equal to 3% per year over the 3-year vesting period.

     Option Exercises and 1993 Year-End Option/SAR Holdings. Shown below is information with respect to unexercised options to purchase Common Stock granted in 1993 and prior years to the named officers and held by them at December 31, 1993. None of the named officers exercised options or tandem stock appreciation rights in 1993.

                       YEAR-END 1993 OPTION/SAR HOLDINGS

                                            NUMBER OF SECURITIES
                                                 UNDERLYING
                                                UNEXERCISED              VALUE OF UNEXERCISED
                                              OPTIONS HELD AT           IN-THE-MONEY OPTIONS AT
                                             DECEMBER 31, 1993            DECEMBER 31, 1993(1)
                                        ---------------------------   ----------------------------
        NAME                            EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
        ----                            -----------   -------------   -----------    -------------
James L. Pate..........................   59,883         93,667         $30,000         $60,000
David P. Alderson, II..................   18,139         20,211         $ 8,400         $16,900
Thomas M. Hamilton.....................   11,333         27,837         $12,500         $25,000
Mark A. Malinski.......................   16,389         20,211         $ 8,400         $16,900
James W. Shaddix.......................   20,162         20,878         $ 9,000         $18,000

- ---------------

(1) The excess, if any, of the market value of Common Stock at December 31, 1993 ($53.375) over the option exercise price.

     Retirement Plan and Supplemental Agreements. The Company has a tax-qualified retirement plan applicable to salaried employees generally. The retirement plan generally provides for annual retirement benefits approximating between 1.1% and 1.6% of a calculated career average compensation multiplied by the number of years of service. The annual benefits under the retirement plan are net of certain offsets based on social security benefits and reflect limitations mandated by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), on the maximum amounts payable. The Company has agreements with Messrs. Pate, Alderson, Hamilton, Malinski and Shaddix to supplement their benefits under the tax-qualified retirement plan in the event and to the extent the aforesaid limitations on annual benefits mandated by ERISA reduce the retirement benefits that otherwise would be payable under such plan. The Company also has a deferred compensation agreement with Mr. Pate designed to bring his total annual retirement benefits from all sources (including social security and benefits from prior employers) to 57% of his annual salary rate at retirement. This percentage is comparable to the proportion that retirement benefits provided by the Company's regular retirement plan (and social security) for the majority of the Company's employees bear to remuneration at the time of retirement. In addition, the deferred compensation agreement provides for continuation of medical expense reimbursement plan coverage for the participant, his spouse and dependents. Based on salaries as of December 31, 1993, estimated annual benefits payable upon retirement at normal retirement age (65) from all sources would be $342,000 for Mr. Pate, $117,200 for Mr. Alderson, $84,700 for Dr. Hamilton, $134,600 for Mr. Malinski and $112,700 for Mr. Shaddix.

      Employment Contracts and Termination of Employment and
Change-in-Control Arrangements. Dr. Hamilton became Group Vice President -- Oil and Gas of the Company in December 1991. In order to secure the services of Dr. Hamilton as an executive officer of the Company, the Company and Dr. Hamilton entered into as of December 11, 1991 an employment agreement having a term of five years. Under the terms of the agreement, Dr. Hamilton is entitled to salary compensation of not less than $315,000 per annum and participation in the Company's stock option plans and conditional stock award program and participation or eligibility for participation in all other benefit plans, programs or practices generally applicable to salaried employees and to those special benefit programs, plans and practices applicable to executive officers, in each case at benefit levels consistent with those of similarly situated employees. In addition, Dr. Hamilton's employment agreement provides for his participation in a performance incentive plan for executives in the Company's oil and gas subsidiaries.

     The Company maintains an Executive Severance Plan for selected employees providing for severance benefits upon a termination of employment for reasons other than cause within two years after a change in control of the Company. The Board of Directors and the Compensation Committee must act to designate participants in the Plan and benefits are payable only in the event there occurs each of (i) a change in control of the Company, (ii) a designation by the Board of Directors and the Compensation Committee that the employee is likely to be adversely affected by the change in control and (iii) a subsequent termination of employment within two years for reasons other than cause. Benefits are prorated if the employee is within three years of normal retirement age (65) at termination of employment. Participants in the plan include Mr. Alderson, Dr. Hamilton, Mr. Malinski and Mr. Shaddix. Such severance benefits generally include a payment of up to the present value of three times a participant's annual salary.

     The Company also has agreements with Messrs. Pate, Alderson, Hamilton, Malinski and Shaddix that provide for the acceleration of benefits in the event of the occurrence, as determined by the Board of Directors, of a change in control of the Company that has a reasonable likelihood of causing the forfeiture of benefits that such persons otherwise would have earned by depriving them of the opportunity to fulfill applicable service and age prerequisites. The agreements provide that the covered persons will receive, in the event of such a change in control but without regard to any termination of employment, cash payments equal to the appreciated value of all unvested, nonqualified stock options. The agreements also provide, in the event of termination of employment of a covered employee within six months following such a change in control, (a) for cash payments generally equal to the unvested amounts under the Company's Savings and Investment Plan (as well as the agreements providing for reimbursement of benefits that would be payable under such Plan but for limitations imposed by ERISA) forfeitable on the date of termination of employment, (b) for continuation of life insurance and, in certain instances, medical expense coverage for one year, (c) for cash payments equal to the discounted value of benefits otherwise payable under the deferred compensation agreements referred to above under "-- Retirement Plan and Supplemental Agreements," based on an assumed continuation of employment until age 65 and actuarially determined life expectancies, (d) in certain instances, for cash payments in settlement of long-term medical benefits otherwise payable and (e) for cash payments equal to the discounted value of benefits otherwise payable under a supplemental disability plan and a salary continuation plan. Deferred compensation agreements and certain supplemental benefit agreements under which payments are currently being made have been supplemented by the Company to provide, upon a change in control of the Company, for the cash-out of retirement, spouse and medical benefits. In addition, the Company's conditional stock award programs provide for acceleration of benefits upon a change in control. The dollar amounts that would be payable under the agreements and plan described in this and the preceding paragraph and the other plans providing for payments triggered by a change in control, exclusive of amounts attributable to benefits already vested, would be (as of December 31, 1993) $3,230,800 for Mr. Pate, $813,000 for Mr. Alderson, $1,095,200 for Dr. Hamilton, $813,000 for Mr. Malinski and $827,000 for Mr. Shaddix. In addition, a change in control would result in the accelerated payment of benefits already earned and vested over a period of years in the amounts of $1,323,500 for Mr. Pate, $37,400 for Mr. Alderson, $31,100 for Dr. Hamilton, $31,200 for Mr. Malinski and $51,100 for Mr. Shaddix.

     Other Matters. In 1977, the Board of Directors formally adopted and confirmed a policy relating to the use of Company facilities. In certain circumstances, the policy requires use by officers of Company facilities in order to increase the time available for performance of Company business and for reasons of security and other corporate purposes. Under applicable federal income tax regulations, the Company imputes income to employees of the Company for federal income tax purposes with respect to their use of Company facilities when and to the extent required by the regulations. When the policies and procedures adopted by the Board have been duly observed, it is contemplated that the Company will hold employees harmless from any tax (including penalty and interest) sought to be imposed on a basis in excess of the amount of income imputed by the Company as described above. To date, no amounts have been paid or requested to reimburse employees for such a tax.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION -- The members of the Compensation Committee of the Board are Messrs. Cockrell, Cullen and Fanjul. Messrs. Cockrell, Cullen and Fanjul are nonemployee directors.

     Mr. Kerr served on the Compensation Committee until December 1993. Mr. Kerr is currently Chairman of the Executive Committee of the Board and served as President of the Company from 1977 until 1985. In December 1993, a subsidiary of the Company purchased 82% of the outstanding 32% interest in Siberian American Limited-Liability Company ("Sallco") not owned by the Company, pursuant to a cash tender offer made to all minority shareholders. Sallco, now 94% owned by the Company, and another Company subsidiary own an aggregate 50% interest in a Russian joint venture engaged in the development of the West Mogotlorsk oil field in western Siberia. The selling shareholders included adult family members of Mr. Kerr and Mr. Liedtke, accounting for ownership of approximately 5% and 2%, respectively, of Sallco, and the aggregate consideration received amounted to $531,900 and $221,800, respectively.

     REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION --

     Compensation Policy. The Company's executive compensation program is designed to help the Company attract, motivate and retain the executive talent the Company believes is necessary in order to maximize its return to shareholders. Toward that end, the Compensation Committee attempts to provide the Company's executives with a total compensation package that, at expected levels of performance, is competitive with those provided to executives who hold comparable positions or have similar qualifications in comparable companies. The Compensation Committee determines competitive levels of compensation for executive positions in comparable companies based on information drawn from proxy statements for other companies included in the Standard & Poor's Oil-Integrated Domestic Index (which is the index used for purposes of comparison of cumulative total shareholder return under "Performance Graphs" below) and from compensation surveys and compensation consultants. The Company's total executive compensation program includes base salary, annual incentives, long-term incentives and other benefits described below under "-- Other Plans and Benefits." The Compensation Committee's philosophy is to place more emphasis on performance-based incentive pay and less emphasis on base salary, in order to tie executive compensation more closely to long-term returns to shareholders. Accordingly, the Compensation Committee targets base salary rates at the market median of comparable companies, while annual incentive opportunities as well as standards of performance targets are established above the market median. For 1993, long-term incentive grant levels were targeted at the market median of comparable companies.

     The Company's incentive plans are designed to ensure that incentive compensation varies based on the financial performance of the Company. However, some of the Company's incentive payouts are based on annual performance while other incentive values are based on long-term (i.e., multi-year) performance. Also, business unit and individual performance are considered by the Compensation Committee in administering the Company's incentive plans. As a result, the total compensation levels for an executive in any given year may not reflect the Company's overall bottom-line financial performance in that year.

     The Compensation Committee evaluates from time to time (at least annually) both the aggregate compensation levels and the relative weighting of component compensation, including base salary, annual incentives and long-term incentives.

     During 1994, the Compensation Committee will review the Company's executive compensation program with respect to qualifying compensation for deductibility under Section 162(m) of the Internal Revenue Code.

     Base Salary Program. The Company's base salary program is based on a philosophy of providing salaries that are competitive with the market for comparable companies. Base salary levels are also based on each individual employee's performance over time and each individual's role in the Company. Consequently, employees with higher levels of sustained performance over time and/or employees assuming greater responsibilities will be paid correspondingly higher salaries. Executive salaries are reviewed annually based on a variety of factors, including individual performance, general levels of market salary increases and the Company's overall financial results. All salary increases are granted within a pay-for-performance framework. In 1993, the base salary of the Company's CEO, James L. Pate, was increased from $535,000 to $600,000. This increase was based on the above factors as well as on a survey of median salaries for chief executive officers of comparable companies.

     Annual Incentive Plan. The Company's annual incentive plan is intended to reward and motivate key employees, to focus on company, business unit and individual performance and to provide competitive cash opportunities to plan participants. As a pay-for-performance plan, incentive awards are paid annually based on the achievement of performance objectives for the year.

     At the beginning of 1993, the Compensation Committee adopted a new annual incentive plan for executives. Under the plan, a range of potential annual incentive awards is developed for each plan participant. These annual incentive award ranges are targeted above the market median (i.e., the market 55th percentile) of comparable companies. The standards of performance used in the annual incentive plan are also targeted above the market median of comparable companies.

     For 1993, the corporate annual incentive plan objectives included (i) a ratio of earnings before interest, taxes, depreciation and amortization ("EBITDA") to revenue compared to a predetermined performance measure for the 1993 calendar year and (ii) a return on average beginning and ending equity relative to the Company's industry peer group included in the Standard & Poor's Oil-Integrated Domestic Index from September 30, 1992 to September 30, 1993. Each of these objectives was weighted 50% in 1993. A funding pool for paying annual incentives was created based on corporate performance measured against these objectives. Individual awards paid from the funding pool were based on qualitative and quantitative assessment of business unit and individual performance and included such factors as cash flow, market share, and contributions to operating income. However, these assessments were not linked to any specific formula. The specific objectives and standards used in the plan are reviewed annually by the Compensation Committee in order to ensure consistency with the Company's business strategy and prevailing market conditions. Amounts awarded under the 1993 Annual Incentive Plan are reported in the "Bonus" column of the Summary Compensation Table on page 8.

     Mr. Pate's annual incentive award for 1993 was $385,000. This award was slightly below the targeted level, since the Company performed below target on the EBITDA to revenue objective and slightly above target on the return on average shareholders equity objective relative to the Company's industry peer group included in the Standard & Poor's Oil-Integrated Domestic Index.

     Long-Term Incentive Plans. The Company's long-term incentive plans are stock-based in nature (with the exception of the oil and gas performance incentive plan discussed below). Stock-based long-term compensation is designed to provide benefits that are correlated with the Company's stock price, thereby directly aligning compensation incentives with shareholder value. The stock-based plans consist of stock option plans and a conditional stock award program.

     Under the Company's stock option plans, options are granted, generally on an annual basis, at an option price equal to 100% of the average of the high and low trading prices of the Common Stock on the New York Stock Exchange on the date of grant. Options granted in 1993 have terms of ten years and become exercisable in one-third annual increments beginning one year after the date of grant. In 1993, options were generally granted to the Company's executive officers in amounts having imputed grant-date values proportionate to their base salaries (the applicable percentage being higher for Mr. Pate than for the other executive officers), but also taking into account individual performance in a qualitative fashion. (The imputed grant-date values were determined using an option pricing model and various assumptions and do not represent amounts the recipients could then realize.)

     Value ultimately realized by the participant is, of course, proportionate to appreciation in the market price of the Common Stock over the grant date price, assuming the vesting requirements are satisfied. Mr. Pate was granted an option to purchase 55,000 shares at $55.25 per share in December 1993. The December 1993 option grants for the executive officers generally had a higher imputed grant-date value in relation to base salaries than in prior years, with a corresponding decrease in the percentage of incentive compensation in the form of conditional stock awards. In addition to reviewing market median data of comparable companies in establishing long-term incentive awards, the Compensation Committee also considers the size of past grants.

     The Company's conditional stock award program provides for grants of common stock units which result in the distribution to participants of one share of Common Stock per unit at the end of a five-year vesting period. Dividend equivalents are paid on a current basis during the five-year period. Conditional stock units were granted in January 1993 to the Company's executive officers generally in proportion to their base salaries. Mr. Pate's January 1993 conditional stock grant was 4,000 units. The conditional stock unit awards effective in January 1994 (reportable in next year's proxy statement) will comprise lower percentages of aggregate compensation, in keeping with the shift in weighting of stock-based incentive compensation toward stock options.

     Oil and Gas Performance Incentive Plan. In connection with the recruitment in 1991 of a new senior management team for the Company's international oil and gas exploration and development efforts, the Company established a performance incentive plan intended to provide incentives and corresponding rewards to the members of the oil and gas senior management team (which includes Dr. Hamilton) for improvements beginning in December 1991 in cash flow and asset values of the Company's oil and gas subsidiaries over the five-year term of the plan. Upon the expiration of the plan (or an earlier sale or spin-off of oil and gas assets or a change in control of the Company), interests in the performance incentive plan will be cashed out by reference to a formula applicable to oil and gas operations that equally weights improvements in cash flow and improvements in a measured oil and gas reserve value, adjusted for increases in receivables/payables balances and debt. Payouts will be based on a multiplier, resulting in an aggregate payout of $5 million for each 100% improvement in cash flow and/or for each 100% improvement in reserve value, with the aggregate payout limited to $20 million. Benefits are to be payable in cash, although the parties may agree to substitute Common Stock for cash. No compensation under this plan was accrued or paid in 1993, and accordingly no compensation under this plan for 1993 is reported in the accompanying tables.

     Other Plans and Benefits. The Company's executive officers participate in several other compensation plans and benefit programs. These programs provide benefits generally related to salary levels and length of service (as in the case of retirement plan benefits, savings plan benefits, disability benefits and death benefit coverages) or are independent of salary levels (such as medical coverages). There is no specific performance-based relationship between benefits under these plans and corporate performance (except that savings plan contributions are invested in Common Stock).

     This report is furnished by the members of the Compensation Committee of the Board of Directors of Pennzoil Company.

                                          Ernest H. Cockrell, Chairman
                                          Harry H. Cullen
                                          Alfonso Fanjul
March 17, 1994

     PERFORMANCE GRAPHS --

     Five Years Ended December 31, 1993. The following performance graph compares the cumulative total shareholder return on the Common Stock to the cumulative total return of the Standard & Poor's 500 Stock Index and the Standard & Poor's Oil-Integrated Domestic Index for the last five years. The graph assumes that the value of the investment in the Common Stock and each index was $100 at December 31, 1988 and that all dividends were reinvested on a quarterly basis.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

                                    [CHART]

     Supplemental Information for Year Ended December 31, 1993. The following supplemental performance graph shows the cumulative total shareholder return on the Common Stock for the most recent twelve-month period ended December 31, 1993. As with the graph above, such return is compared to and calculated on the same basis as the return on the Standard & Poor's 500 Stock Index and the Standard & Poor's Oil-Integrated Domestic Index for the relevant period. The graph assumes that the value of the investment in the Common Stock and each index was $100 at December 31, 1992 and that all dividends were reinvested on a quarterly basis.

               COMPARISON OF TWELVE-MONTH CUMULATIVE TOTAL RETURN

                                    [CHART]

     CERTAIN TRANSACTIONS CONCERNING CONTINUING DIRECTORS -- Mr. Baker is a partner in the law firm of Baker, Worthington, Crossley, Stansberry & Woolf, which represents the Company from time to time in connection with certain matters pursuant to a retainer arrangement. Mr. Bovaird is the chief executive officer and a stockholder of The Bovaird Supply Company, which sold oil field equipment and supplies during 1993 in the ordinary course of business at generally prevailing prices to the Company and its subsidiaries amounting to $6,070,200.

     CERTAIN TRANSACTIONS CONCERNING RETIRING DIRECTORS -- During 1993, the Company paid $492,200 in customary fees and commissions at generally prevailing rates to John L. Wortham & Son, a Houston insurance partnership in which Mr. Carruth is a partner, for placement of the Company's insurance coverage with various insurers. During 1993, the Company paid $261,400 for oil field construction services provided in the ordinary course of business at generally prevailing prices by a subsidiary of Flint Industries, Inc., of which Mr. Flint is a director.

     The Company, through subsidiaries, is an equal limited partner with an affiliate of a large commercial bank holding company in several real estate limited partnerships managed by VeriQuest Real Estate Services, Inc. and its affiliate ("VeriQuest"). The partnerships own four office buildings and four apartment complexes in the Houston metropolitan area. During 1993, the Company contributed $168,000 to such partnerships as the Company's proportionate share of funds for capital improvements and amortization of debt net of cash flow from operations. During such period, the Company, directly and indirectly, also paid $369,000 to VeriQuest (excluding amounts paid over to third party vendors and net of reimbursements) representing the Company's share of costs of asset and property management services, commissions and expenses (including the Company's proportionate share of a salary of $250,000 to Larry A. Strickland, who is an owner of VeriQuest). Mr. Strickland is married to a daughter of Mr. Liedtke. Under the partnership agreements, after the limited partners fully recover their entire investment (including a rate of return ranging from 10% to 13%), the limited partners will be entitled to 50% to 75% of the net proceeds of such partnerships, and VeriQuest will be entitled to the remainder.

     For additional information, see "Compensation Committee Interlocks and Insider Participation" above.

II  APPROVAL OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, upon recommendation of its Audit Committee, has approved and recommends the appointment of Arthur Andersen & Co. as independent public accountants to conduct an audit of the Company's financial statements for the year 1994. This firm has acted as independent public accountants for the Company for many years.

     Members of Arthur Andersen & Co. will attend the annual meeting and will be available to respond to questions which may be asked by shareholders. Such members will also have an opportunity to make a statement at the meeting if they desire to do so.

     The Board of Directors recommends that shareholders approve the appointment of Arthur Andersen & Co. as independent public accountants. In accordance with the Company's by-laws, approval of the appointment of independent public accountants will require the affirmative vote of a majority of the shares of Common Stock voted at the meeting. Accordingly, abstentions and broker non-votes applicable to shares present at the meeting will not be included in the tabulation of votes cast on this issue.

III  OTHER BUSINESS

     Management does not intend to bring any business before the meeting other than the matters referred to in the accompanying notice. If, however, any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote pursuant to discretionary authority granted in the proxy in accordance with their best judgment on such matters.

The discretionary authority includes matters that the Board of Directors does not know are to be presented at the meeting by others.

ADDITIONAL INFORMATION

     SECURITY OWNERSHIP OF CERTAIN SHAREHOLDERS -- The following table sets forth information as to persons known to possess voting or dispositive power over more than 5% of the Company's outstanding Common Stock.

        TITLE OF                     NAME AND ADDRESS OF           NUMBER OF     PERCENTAGE
         CLASS                        BENEFICIAL OWNER              SHARES        OF CLASS
        --------                     -------------------           --------      ----------
Common Stock                Fayez Sarofim & Co.
                            and Fayez S. Sarofim                   2,709,426         5.9%
                            Suite 2907
                            Two Houston Center
                            Houston, Texas 77010

Common Stock                State Farm Mutual
                            Automobile Insurance Company           4,171,692         9.1%
                            One State Farm Plaza
                            Bloomington, Illinois 61710

Common Stock                Wellington Management Company          3,992,800         8.7%
                            75 State Street
                            Boston, Massachusetts 02109

     The information in the foregoing table regarding Fayez Sarofim & Co. and Fayez S. Sarofim is based on a filing made with the SEC reflecting ownership of Common Stock as of December 31, 1993. Mr. Sarofim is the Chairman of the Board, President and principal shareholder of Fayez Sarofim & Co., a registered investment advisory firm. The filing states that the shares were acquired in the ordinary course of business and not for the purpose of influencing control of the Company. The filing indicates shared voting power for 2,066,734 shares of Common Stock and shared dispositive power for 2,351,901 shares of Common Stock in the case of Fayez Sarofim & Co., and shared voting power for 2,073,749 shares of Common Stock and shared dispositive power for 2,358,916 shares of Common Stock and sole voting and dispositive power for 350,510 shares of Common Stock in the case of Mr. Sarofim.

     Fayez Sarofim & Co. also acts as investment manager for a number of employee retirement plans for the Company and its subsidiaries. The Company and its subsidiaries paid Fayez Sarofim & Co. fees of approximately $348,600 during 1993 in the ordinary course of business for services as investment manager.

     The information in the foregoing table regarding State Farm Mutual Automobile Insurance Company ("State Farm") is based on a filing made with the SEC reflecting ownership of Common Stock as of December 31, 1993. The filing states that the shares of Common Stock were acquired in the ordinary course of business and not for the purpose of influencing control of the Company. The filing indicates sole voting and dispositive power for 4,171,692 shares of Common Stock by State Farm and related entities.

     The information in the foregoing table regarding Wellington Management Company ("WMC") is based on a filing made with the SEC reflecting ownership of Common Stock as of December 31, 1993. The filing states that the shares of Common Stock were acquired in the ordinary course of business and not for the purpose of influencing control of the Company. The filing indicates shared voting power for 75,600 shares of Common Stock and shared dispositive power for 3,992,800 shares of Common Stock. The filing by WMC, an investment advisor, indicates that shares of Common Stock reported as beneficially owned by WMC are owned by investment advisory clients of WMC. One of such clients of WMC, Vanguard/Windsor Funds, Inc., Vanguard Financial Center, Valley Forge, Pennsylvania 19482, has also made a filing with the SEC reflecting ownership of Common Stock as of December 31, 1993 and reporting sole voting and shared dispositive power for 3,082,000 shares of Common Stock that are included in the total amount reported in the foregoing table for WMC.

     SHAREHOLDER PROPOSALS FOR 1995 MEETING -- Proposals of shareholders intended to be presented at the Company's 1995 annual meeting, and otherwise eligible, must be received by the Company (directed to the Corporate Secretary of the Company at the address indicated on the first page of this proxy statement) no later than December 15, 1994 to be considered for inclusion in the Company's proxy material and form of proxy relating to that meeting.

                                  By Order of the Board of Directors

                                                 J. Hugh Liedtke
                                                   Chairman
April 12, 1994

{LOGO}


PENNZOIL PLACE - P.O. BOX 2967
HOUSTON, TEXAS 77252-2967
(713) 546-4000

FORM 34-102 (1)
UNLESS A CONTRARY DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED
FOR ALL THE DIRECTORS LISTED BELOW AND FOR ALL OTHER ITEMS.

SIGN BELOW.

P

R

O

X

Y

Signature_________________________________  Date _______________________, 1994
(If signing as Attorney, Administrator, Executor, Guardian, Trustee or Corporate Officer, please add your title as such.)

                              (Do Not Separate)

                               PENNZOIL COMPANY


PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS, ANNUAL MEETING OF SHAREHOLDERS TO BE HELD THURSDAY, MAY 19, 1994.

    The undersigned hereby appoints David P. Alderson, II, Linda F. Condit
P and Mark A. Malinski, jointly and severally, proxies with full power of substitution and resubstitution and with discretionary authority, to
R represent and to vote, in accordance with the instructions set forth below, all shares of Common Stock which the undersigned is entitled to vote at the
O 1994 annual meeting of shareholders of Pennzoil Company, and any adjournments thereof. In their discretion, the proxies may vote
X cumulatively for the election of directors (other than any for whom authority to vote is withheld below) and upon such other business as may
Y   properly come before the meeting.

        1. ELECTION OF DIRECTORS: Nominees are Howard H. Baker, Jr., Harry H. Cullen and James L. Pate. All nominees will serve for a term of 3 years.
            (INSTRUCTION: To withhold authority to vote for an individual nominee, strike a line through the nominee's name above.)


            / / FOR all nominees listed above, except as marked to the contrary above

            / / WITHHOLD AUTHORITY to vote for all nominees listed above

         2. TO APPROVE THE APPONTMENT OF ARTHUR ANDERSEN & CO. as the independent public accountants of the Company.

            / / FOR           / / AGAINST          / / ABSTAIN